Exhibit 10.57

HLTH Corporation 669 River Drive, Center Two Elmwood Park, NJ 07407 201.703.3400 Phone www.hlth.com
February 19, 2009
Charles A. Mele
c/o HLTH Corporation
669 River Drive
Elmwood Park, NJ 07407
Dear Charlie:
Reference is made to (i) the Amended and Restated Employment Agreement dated as of February 1, 2006 between you and HLTH Corporation (the “Company”) (as previously amended, the “Employment Agreement”), (ii) the grant of a nonqualified option to purchase 300,000 shares of the Company’s Common Stock made to you on December 10, 2008 (the “2008 Option”) as evidenced by the Option Agreement dated December 10, 2008 (the “Option Agreement”) and (iii) the grant of 32,500 restricted shares of the Company’s Common Stock made to you on December 10, 2008 (the “2008 Restricted Stock”) as evidenced by a restricted stock agreement dated December 10, 2008 (the “Restricted Stock Agreement”).
1.	Consequence of a Termination of Employment without Cause or Resignation with Good Reason on the 2008 Option. Notwithstanding anything to the contrary contained in the Option Agreement, in the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined in the Employment Agreement), the 2008 Option shall continue to vest and remain outstanding as if you were an employee of the Company through the next vesting date following the termination of your employment and the post termination exercise period will commence on such date, subject to the acknowledgment referred to in Section 5.4 of the Employment Agreement becoming effective and continued compliance with Section 6 of the Employment Agreement.
2.	Impact of a Change in Control of the Company on the Option and Restricted Stock. In the event of the occurrence of a Change in Control (as defined in Section 5.6 of the Employment Agreement), you may resign without Good Reason at any time after the six month anniversary of such Change in Control upon thirty days prior written notice and (i) the 2008 Option shall continue to vest and remain outstanding through the remainder of the original 10 year term as if you remained in the employ of the Company and (ii) the 2008 Restricted Stock shall be deemed fully vested on the date of termination, subject to the acknowledgment referred to in Section 5.4 of the Employment Agreement becoming effective and continued compliance with Section 6 of the Employment Agreement). In the event that your employment is terminated without Cause or for Good Reason on or following a Change in Control of the Company, the 2008 Option and the 2008 Restricted Stock shall be treated in the manner described in the preceding sentence (subject to the conditions specified.

Except as set forth herein, the Employment Agreement, the Option Agreement and the Restricted Stock Agreement remain in full force and effect.

HLTH CORPORATION
By:	/s/ Anne N. Smith
	Name:	Anne N. Smith
	Title:	Vice President – Legal

ACKNOWLEDGED AND AGREED
/s/ Charles A. Mele
CHARLES A. MELE

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